Exhibit 23.11

CONSENT OF JOHN BURNS REAL ESTATE CONSULTING, LLC

We hereby consent to the use of our name in this Registration Statement on Form S-4 (together with any amendments or supplements thereto, the “S-4”) of Invitation Homes Inc., a Maryland corporation (the “Company”), the references to the John Burns Real Estate Consulting, LLC information wherever appearing in the S-4 and the incorporation by reference therein of the economic and demographic data included in Starwood Waypoint Homes’ current Report on Form 8-K dated February 28, 2017, which data is derived from such information prepared by John Burns Real Estate Consulting, LLC.

Dated: September 14, 2017

JOHN BURNS REAL ESTATE CONSULTING, LLC

By:	/s/ Don Walker

Name:	Don Walker
Title:	President